Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: GIL ALLON, CEO
221 LATHROP WAY, SUITE I	ARIEL SHENHAR, CFO
SACRAMENTO, CA 95815	(916) 646-2020
INVESTOR RELATIONS TODD FROMER / GARTH RUSSELL KCSA Strategic Communications 212-896-1215 / 212-896-1250

CORRECTING and REPLACING OPHTHALMIC IMAGING SYSTEMS ANNOUNCES

CORPORATE DEVELOPMENTS AND FOURTH QUARTER AND YEAR END 2008 RESULTS

- - -

Appoints Uri Ram as Non-Executive Chairman

- - -

Terminates Merger Agreement with MediVision

CORRECTION...by Ophthalmic Imaging Systems

Corporate developments and fourth quarter and year end 2008 results

SACRAMENTO, CALIF., MARCH 31, 2009 – Please replace the release dated March 19, 2009 with the following corrected version due to a change in our deferred tax asset calculation, described in more detail below, which changed the company’s financial results for the three and twelve month periods ended December 31, 2008.

The corrected release reads:

Ophthalmic Imaging Systems (OIS) (OTC BB: OISI), a leading digital imaging company today reported its financial results for the quarter and year ended December 31, 2008 and announces recent corporate developments.

For the year ended December 31, 2008, OIS reported net revenues of $12.5 million, compared with net revenues of $14.5 million for the same period in 2007. Net loss for the year ended 2008 was $(2.5) million, or $(0.15) per basic and diluted share, compared with net income of $1.6 million, or $0.09 per basic and diluted share, for the year ended December 31, 2007.  The total net loss for the 2008 period includes $(1.3) million attributable to reserving a 100% valuation allowance against our deferred tax asset and $(0.8) million attributable to the Company’s subsidiary, Abraxas Medical Solutions.  Abraxas launched EMR/PM solutions in the fourth quarter of 2008 and expects to ramp up sales in 2009.

For the three months ended December 31, 2008, OIS reported net revenues of $3.0 million, compared with net revenues of $3.6 million for the same period in 2007. Net loss for the quarter ended December 31, 2008 was $(1.7) million, including $(1.3) million attributable to reserving a 100% valuation allowance against our deferred tax asset, or $(0.10) per basic and diluted share, compared with net income of $0.1 million, or $0.01 per basic and diluted share, respectively, for the same period in 2007.

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems

Press Release

March 31, 2009

As of December 31, 2008, the Company reported $2.2 million in cash and cash equivalents and $7.5 million in total shareholders’ equity.

Gil Allon, Chief Executive Officer of OIS, stated, “Over the past several quarters we have experienced major shifts in our business results that are partially due to personnel changes in  our sales and marketing departments and, more recently, due to the changes in the global economy. While we have little control over the global economy, we have been actively managing our operations by monitoring costs, identifying changes in the ophthalmology market and positioning our business to capitalize on opportunities in the electronic medical records (EMR) and practice management (PM) markets.

Mr. Allon continued, “In the fourth quarter, we launched OIS branded EMR and PM solutions based on the Abraxas platform, along with five new software solutions for our Symphony Image Management system. We are excited about our Ophthalmology EMR and PM solution, which is specifically designed for the ophthalmologists, as it allows us to quickly tap into our existing base of digital imaging customers. This solution joins Abraxas’ EMR and PM solutions for the OB/GYN, Orthopedic and Primary Care markets.”

“Although we have taken significant steps in targeting additional markets and developing new technologies, this progress is not reflected in our financial results for 2008. We anticipate the benefits from these activities to make a meaningful impact on our financial results in the second half of 2009 as sales and marketing programs for our OIS EMR and PM solutions will have been fully implemented for several months. In addition, we anticipate sales for our EMR solutions to benefit from the U.S. government’s Stimulus Package, which offers incentives to users for utilizing a certified EHR solution,” concluded Mr. Allon.

Change in Chairman of the Board of Directors

OIS’s Board of Directors has appointed Mr. Uri Ram as its Non-Executive Chairman of the Board, effective immediately. Mr. Ram’s appointment follows the resignation of Mr. Yigal Berman as Chairman and as a board member due to health issues. Following these events, OIS’s Board of Directors has a total of 6 members, including 4 independent members.

Mr. Berman said, “Since I joined its Board of Directors in January 2005, OIS has become the leading provider of digital imaging equipment for ophthalmologists and is strongly positioned to take advantage of the burgeoning electronic medical records and practice management markets. While I am excited about the current direction of the company, I believe it is better for me to step down as chairman of the board so that I can dedicate more time to my health and family.”

Mr. Ram said, “We wish Yigal and his family the best as he pursues his course of treatment and thank him for his contributions to OIS. With his guidance, the company has established its place in the Ophthalmology industry. I am honored to have the chance to guide OIS forward as it markets Abraxas’ new electronic medical records and practice management solutions.”

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems

Press Release

March 31, 2009

Uri Ram, 60, has served as an observer on OIS’s Board of Directors since May 2008. Currently, he serves as the Senior Vice President and Chief Financial Officer of Gefen Inc. and is the CEO/Owner of Juram Ltd. and Irams Inc., management consulting companies that also invests in new startups. Since 1990, Mr. Ram has served as the President of Del-Ta Engineering & Equipment Ltd., a holding company with $30 million in sales; and as the Senior VP of Inter-Gamma Investment Ltd.

Mr. Ram has a Master of Arts degree from Israel National Defense College, a Bachelor of Economics and Political sciences from Bar Ilan University and participated in an EMBA program at the Tel Aviv University. Mr. Ram is a retired Brigadier General (“BG”) of the Israeli Air Force.

Termination of Merger Agreement

OIS and MediVision have mutually agreed to terminate their merger agreement. The termination of the agreement is due to exorbitant costs the companies and associated stockholders would incur as a result of regulatory requirements. The companies initially announced the merger agreement in March 2008.

“While we have terminated the merger, we are currently considering alternatives to consolidate our operations with MediVision,” stated Gil Allon, Chief Executive Officer of OIS.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems
Selected Financial Data
Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
NET REVENUES	$3,006,732	$3,554,350	$12,491,117	$14,489,044
COST OF SALES	$1,336,415	$1,614,439	$5,768,483	$6,265,695
GROSS PROFIT	$1,670,317	$1,939,911	$6,722,634	$8,223,349

SALES AND MARKETING	$1,115,306	$1,038,673	$4,034,816	$3,494,926
RESEARCH AND DEVELOPMENT	$639,164	$461,612	$2,219,660	$1,631,220
GENERAL AND ADMINISTRATIVE	$286,133	$379,560	$1,550,492	$1,684,751
TOTAL OPERATING EXPENSES	$2,040,603	$1,879,845	$7,804,968	$6,810,897
INCOME FROM OPERATIONS	$(370,286)	$60,066	$(1,082,334)	$1,412,452
INTEREST AND OTHER EXPENSE, NET	$(32,697)	$(12,523)	$(84,471)	$141,104
NET INCOME BEFORE INCOME TAXES	$(402,983)	$47,543	$(1,166,805)	$1,553,556
INCOME TAX (EXPENSE) BENEFIT	$(1,297,602)	$50,600	$(1,299,000)	$(940)
NET (LOSS) INCOME	$(1,700,585)	$98,143	$(2,465,805)	$1,552,616

BASIC NET (LOSS) INCOME PER SHARE	$(0.10)	$0.01	$(0.15)	$0.09

SHARES USED IN THE CALCULATION OF BASIC (LOSS) EARNINGS PER SHARE	16,866,831	16,847,627	16,866,831	16,682,773

DILUTED NET INCOME PER SHARE	N/A	$0.01	N/A	$0.09

SHARES USED IN THE CALCULATION OF DILUTED EARNINGS PER SHARE	16,878,106	17,815,988	16,935,998	18,023,500

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems

Press Release

March 31, 2009

Ophthalmic Imaging Systems

Condensed Balance Sheet

	AUDITED	AUDITED
	As of Dec 31,	As of Dec 31,
	2008	2007
ASSETS:
Cash and investments	2,224,625	7,630,284
Accounts receivable, net	1,698,093	2,535,843
Receivable from related parties	3,378,599	1,544,179
Inventories, net	1,206,733	746,342
Deferred tax asset	-	1,342,000
Prepaid and other current assets	233,418	507,732

TOTAL CURRENT ASSETS	8,741,468	14,306,380

Net property, plant and equipment	409,280	416,838
Restricted cash for line of credit	158,031	168,218
Licensing agreement	273,808	273,808
Prepaid products	460,000	460,000
Merge capitalization	1,047,047	527,327
Capitalized software development	1,150,831	-
Imaging software	424,244	-
AcerMed asset purchase	570,077	90,815
Other assets	436,970	443,509
TOTAL ASSETS	13,671,756	16,686,895

CURRENT LIABILITIES:
Accounts payable	831,980	726,573
Notes payable current portion	1,611,063	1,029,643
Accrued liabilities	1,072,551	1,437,313
Customer deposits	101,679	55,435
Deferred warranty revenue	1,910,824	1,604,315

TOTAL CURRENT LIABILITIES	5,528,097	4,853,279

LONG TERM DEBT:
Line of credit	150,000	150,000
Notes Payable, less current portion	500,159	1,564,226

TOTAL LONG TERM DEBT	650,159	1,714,226

STOCKHOLDERS' EQUITY:
Capital stock – common	16,504,773	16,474,720
Additional paid in capital	966	191,104
Accumulated deficit	($9,012,239)	($6,546,434)

TOTAL STOCKHOLDERS' EQUITY	7,493,500	10,119,390

TOTAL LIABILITIES AND EQUITY	13,671,756	16,686,895

# # #

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA